AMENDED AND RESTATED SUBADVISORY AGREEMENT



        AMENDED AND RESTATED SUBADVISORY AGREEMENT ("Agreement") made as of the 1st day of May, 2007, amending and restating the Subadvisory Agreement dated May 1, 2006, by and between Allianz Life Advisers, LLC, a Minnesota limited liability company ("Manager"), and Pacific Investment Management Company LLC, a Delaware limited liability company ("Subadviser").

        WHEREAS each of the funds listed in Schedule A (each a "Fund," and collectively, the "Funds") is a series of a Delaware business trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

        WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds.

        WHEREAS Manager and the Funds each desire to retain Subadviser to provide investment advisory services to the Funds, and Subadviser is willing to render such investment advisory services in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:


1.       SUBADVISER'S DUTIES.

              (a) PORTFOLIO MANAGEMENT. Subject to supervision by Manager and the Funds' Board of Trustees (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of each of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions as set forth in the Funds' prospectus and Statement of Additional Information (SAI) (hereinafter referred to as "Investment Guidelines"), and subject to the following understandings:

                 (i) INVESTMENT DECISIONS. Subadviser shall determine from time to time the investments and securities to be purchased, retained, or sold with respect to that portion of each of the Funds allocated to it by Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is authorized to enter into agreements and execute documents on behalf of each Fund as required to make investments pursuant to the Investment Guidelines, as such may be amended from time to time. Subadviser shall comply with any amendments to the Investment Guidelines within a reasonable time after


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                       receipt of notice of such amendments. Subadviser shall be
                       entitled to rely upon written clarifications, supplements, and modifications of the Investment Guidelines received from Manager and its authorized agents. Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, except: (1) for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act; or (2) to the extent permitted pursuant to a sub-subadvisory agreement among the Manager, the Subadviser, and a sub-subadviser as provided in Section 1(f) of this Agreement. Unless Manager or any of the Funds gives written instructions to the contrary, Subadviser shall vote all proxies with respect to companies whose securities are held in that portion of each of the Funds allocated to it by Manager, using its best good faith judgment to vote such proxies in the manner that best serves the interests of the Funds' shareholders. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Funds; provided, however, that Subadviser shall provide notice to Manager of any such potential claim and cooperate with Manager in any possible proceeding. Subadviser shall be entitled to rely upon written clarifications, supplements, and modifications to the Investment Guidelines provided by Manager.

                       If the Funds' custodian enters into securities lending transactions on behalf of the Fund, the custodian shall be responsible for ensuring that the securities or other assets in the Funds are available for sale at all times. Manager or the custodian shall be liable for any loss resulting from the sale by Subadviser of a security that is not available in the Funds for settlement as a result of such securities lending transactions.

                       Manager agrees to provide such documents as Subadviser reasonably requests in order to confirm signing authority and undertakes to inform Subadviser of any event that might affect this authority.

                 (ii) INVESTMENT LIMITS. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) the Investment Guidelines; (B) the instructions and directions of Manager and of the Board provided to Subadviser within a reasonable time prior to the implementation thereof; (C) requirements of the 1940 Act and the regulations thereunder; Subchapter M of the Internal Revenue Code of 1986, as amended, (the "IRC") and Section 817(h) of the IRC; and all other applicable federal and state laws and regulations; and (D) any


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                       policies and procedures of Subadviser communicated to the
                       Funds and/or Manager.

                 (iii) FUTURES AND OPTIONS. Subadviser's investment authority shall include the authority to purchase, sell, and cover open positions, and generally to deal in financial futures contracts and options thereon in accordance with the Investment Guidelines. Manager will (A) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "brokerage accounts") on behalf of and in the name of the Funds and (B) execute for and on behalf of the Funds standard customer agreements with a broker or brokers. Subadviser may, using such of the Funds' assets as Subadviser deems necessary or desirable, direct the Funds' custodian to deposit on behalf of the Funds original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents, and securities and other property into such brokerage accounts and to such brokers as Subadviser deems desirable or appropriate. Subadviser has delivered to Manager a copy of its Disclosure Document dated March 2006, on file with the Commodity Futures Trading Commission, receipt of which by Manager is hereby acknowledged.

                 (iv)  PORTFOLIO TRANSACTIONS.

                     (A) TRADING. With respect to the securities and other
                         investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Funds' Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

                     (B) AGGREGATION OF TRADES. On occasions when Subadviser
                         deems the purchase or sale of a security or futures contract to be in the best interest of one or more of the Funds as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be


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                         sold or purchased in order to seek best execution. In
                         such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the applicable Fund or Funds and to such other clients.

                 (v) RECORDS AND REPORTS. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Manager to meet its record keeping obligations generally set forth under
                       Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and
                       (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

                 (vi) TRANSACTION REPORTS. On each business day Subadviser shall provide to the Funds' custodian and the Funds' administrator information relating to all transactions concerning the Funds' assets and shall provide Manager with such information upon Manager's request.

                 (vii) CUSTODY AND CUSTODIAN BANK. It is understood and agreed that Subadviser shall not act as custodian of the Funds' assets. Manager shall instruct the Funds' custodian to
                       (a) advise Subadviser periodically concerning the amount of cash or cash equivalents available for investment in the Funds; (b) carry out all investment transactions as may be directed, in writing, by Subadviser, and (c) confirm all completed transactions, in writing, to Subadviser.

              (b) COMPLIANCE PROGRAM AND ONGOING CERTIFICATION(S). As reasonably requested, Subadviser shall timely provide to Manager (i) information and commentary for the Funds' annual and semi-annual reports, in a format approved by Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the portion of each of the Funds allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Funds in order to support the Funds' filings on Form N-CSR and Form N-Q, and the Funds' Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly


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                  sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Funds, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to the Funds' compliance program under Rule 38a-1, and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

              (c) MAINTENANCE OF RECORDS. Subadviser shall timely furnish to
                  Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of the Funds required under the 1940 Act. Subadviser shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f)
                  of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Manager. Subadviser agrees that all records which it maintains for the Funds are the property of the Funds and Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(a) hereof.

              (d) FIDELITY BOND AND CODE OF ETHICS. Subadviser will provide the
                  Funds with periodic written certifications that, with respect to its activities on behalf of the Funds, Subadviser maintains
                  (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

              (e) CONFIDENTIALITY. Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein "Portfolio Information" means confidential and proprietary information of the Funds or Manager that is received by Subadviser in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of each of the Funds allocated to Subadviser that Subadviser manages under the terms of this Agreement. Subadviser will restrict access to the Portfolio Information to those employees of Subadviser who will use it only for the purpose of managing its portion of the Funds and to the employees of any sub-subadviser of any of the Funds, pursuant to any agreement under Section 1(f) of this Agreement. The foregoing shall not prevent Subadviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act,
                  (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by Manager for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as


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                  Subadviser provides Manager with written notice of such
                  requirement prior to any such disclosure.

         (f) With respect to any of the Funds, Subadviser is authorized to enter into a sub-subadvisory agreement among Manager, Subadviser, and another investment adviser pursuant to which such investment adviser shall provide Subadviser with advisory services, including investment guidance and policy direction in connection with the management of the Fund, oral and written research, analysis, advice, and statistical and economic data and information.

2. MANAGER'S DUTIES. Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and
         (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

3. DOCUMENTS PROVIDED TO SUBADVISER. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Funds' Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

4. COMPENSATION OF SUBADVISER. Subadviser will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Funds' assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to the Subadviser, the value of the Funds' average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Funds' Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.


5. REPRESENTATIONS OF SUBADVISER. Subadviser represents and warrants as follows:

              (a) Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not


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                  prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to any of the Funds to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Manager of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser becomes aware that it is the subject of a material administrative proceeding or enforcement action by the SEC or other regulatory authority. Subadviser further agrees to notify Manager promptly of any material fact known to Subadviser concerning Subadviser that is not contained in the Funds' registration statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein concerning Subadviser that becomes untrue in any material respect.

              (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

              (c) Subadviser has provided Manager with a copy of its Form ADV
                  Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all material amendments thereto to Manager.

              (d) Subadviser will promptly notify Manager of any material changes in its Controlling Shareholders/Managing Partners or in the key personnel who are either the portfolio manager(s) responsible for the Funds or the Subadviser's Chief Executive Officer or President, or if there is otherwise an actual or expected change in control of management of Subadviser.

              (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Manager under this Agreement, or any of their respective affiliates in offering, marketing,


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                  or other promotional materials without the prior written
                  consent of Manager.


6.   REPRESENTATIONS OF MANAGER. Manager represents and warrants as follows:

              (a) Manager (i) is registered as an investment adviser under the
                  Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

              (b) Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld.

              (c) Manager represents and warrants that each of the Funds is a
                  "qualified institutional buyer" (QIB) as defined in Rule 144A under the Securities Act of 1933, as amended, (the "1933 Act") and will promptly notify Subadviser if any Fund ceases to be a QIB.


7.   LIABILITY AND INDEMNIFICATION.

              (a) Subadviser agrees to perform faithfully the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by the Funds or their officers, directors, or shareholders, Manager, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Funds or their officers, directors, shareholders, Manager, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities that it may have under the 1933 Act or the 1940 Act. Subadviser does not warrant that the portion of the assets of each of the Funds managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective. Subadviser shall not be deemed to have breached


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                  this Agreement or the Investment Guidelines by reason of
                  fluctuations in the value of a Fund's assets arising from market movements and other events beyond Subadviser's control; provided, however, that the foregoing provision does not limit the Subadviser's duties as set forth under Section 1(a)(ii)(C) to comply with the requirements of the 1940 Act and the regulations thereunder.

              (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates, and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Funds, Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Funds and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or
                  (iii) any violation of federal or state statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights that Manager may have under any securities laws.

              (c) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and the Funds shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940
                  Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") as a result


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                  of any error of judgment or mistake of law by Manager with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Manager or the Funds. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable.

              (d) After receipt by Manager, the Funds, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in
                  (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests


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                  between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.


8.   DURATION AND TERMINATION.

              (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to a Fund for a period of more than two years from the date after which such Fund becomes subject to this Agreement only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Notwithstanding anything to the contrary, Manager may terminate this Agreement without penalty within five business days of its execution by giving written notice to such effect to Subadviser within such five business day period.

              (b) Notwithstanding the foregoing, this Agreement may be
                  terminated at any time, without the payment of any penalty, with respect to a Fund by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940
                  Act) of such Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Funds. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; (2) upon 30 days' written notice to Manager in the event that Subadviser reasonably determines that it does not wish to comply with an amendment to the Investment Guidelines; or (3) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         (c) In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to the Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.


9. SUBADVISER'S SERVICES ARE NOT EXCLUSIVE. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.


10.    REFERENCES TO SUBADVISER.

              (a) The name "PIMCO" is the property of Subadviser for copyright and other purposes. Subadviser agrees that, for so long as Subadviser is a Fund's sole subadviser, the name "PIMCO" may be used in the name of such Fund and that such use of the name "PIMCO" may include use of the name in prospectuses, reports, and sales materials. (A sub-subadviser hired pursuant to Section 1(f) of this Agreement shall not be considered a subadviser for the purposes of this Section.)

              (b) During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Subadviser's right to object to such materials is limited to the portions of such materials that expressly relate to Subadviser, its services, and its clients.

11. NOTICES. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  Subadviser:

                           General Counsel
                           Pacific Investment Management Company LLC
                           840 Newport Center Drive
                           Newport Beach, California 92660
                           Fax: 949-720-6081

                           with a copy to:

                           Scott Roney, Executive Vice President
                           Pacific Investment Management Company LLC
                           840 Newport Center Drive
                           Newport Beach, California 92660
                           Tel: 949-720-6316
                           Fax: 949-720-0793
                           Email: Scott.Roney@pimco.com

                  Manager:

                           Jeffrey W. Kletti, President
                           Allianz Life Advisers, LLC
                           5701 Golden Hills Drive
                           Minneapolis, MN 55416-1297
                           Fax: 763-765-6597
                           Email: Jeffrey_Kletti@allianzlife.com


                           with a copy to:
                           H. Bernt von Ohlen, Senior Securities Counsel Allianz Life Advisers, LLC
                           5701 Golden Hills Drive
                           Minneapolis, MN 55416-1297
                           Tel: 763-765-7330
                           Fax: 763-765-6355
                           Email: Bernt_vonOhlen@allianzlife.com

12. AMENDMENTS. This Agreement may be amended by mutual agreement in writing, including Schedule A hereto both with respect to the addition or removal of Funds, and the rates shown therein, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act. In the event that Manager designates one or more series other than the Funds and Manager wishes to retain Subadviser to render investment advisory services hereunder with respect to a portion of the assets of such series, Manager shall promptly notify Subadviser in writing. If Subadviser is willing to render such services, Subadviser shall so notify Manager in writing whereupon such series shall become a Fund hereunder and be subject to this Agreement.


13. ASSIGNMENT. Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder. Any agreement entered into pursuant to Section 1(f) of this Agreement shall not be deemed to be an assignment for purposes of this provision. Subadviser may delegate administrative duties, such as trade processing, related to the performance of its duties under this agreement to its affiliates and may, subject to the provisions of
         Section 1(e) of this Agreement, share such information as necessary to accomplish these purposes. In the event of any such delegation, (a) Subadviser shall remain liable as if such services were provided directly and (b) no additional fees shall be imposed for such services unless otherwise agreed to by Manager in writing.


14. GOVERNING LAW. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.


15. ENTIRE AGREEMENT. This Agreement and all attachments hereto constitute the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.


16. SEVERABILITY. Should any part of this Agreement be held invalid by a court of competent jurisdiction, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.


17. INTERPRETATION. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.


18. HEADINGS. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.


19. AUTHORIZATION. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



ALLIANZ LIFE ADVISERS, LLC           PACIFIC INVESTMENT MANAGEMENT COMPANY LLC



By:  /s/ Brian Muench                By:  /s/ Brent L. Holden

Name:  Brian Muench                  Name:     Brent L. Holden

Title:    Vice President             Title:  Managing Director

                             SCHEDULE A



Compensation pursuant to Section 4 of this Subadvisory Agreement shall be calculated at the following rates based on the average daily net assets that are subject to the Subadviser's investment discretion in the following Funds:



FUND                                                                   RATE



AZL PIMCO Fundamental IndexPLUS Total Return Fund                      0.54%



AZL Target PLUS Balanced Fund:
     Fixed Income Portfolio - Diversified Income Strategy Only         0.45%
     Fixed Income Portfolio - Total Return Strategy Only               0.25%


AZL Target PLUS Growth Fund:
     Fixed Income Portfolio - Diversified Income Strategy Only         0.45%
     Fixed Income Portfolio - Total Return Strategy Only               0.25%


AZL Target PLUS Moderate Fund:
     Fixed Income Portfolio - Diversified Income Strategy Only         0.45%
     Fixed Income Portfolio - Total Return Strategy Only               0.25%





Date: May 1, 2007